                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
             SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
                    SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                         COMMISSION FILE NUMBER: 0-18938


                       SUBSTANCE ABUSE TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                        1999 UNIVERSITY DRIVE, SUITE 204
                          CORAL SPRINGS, FLORIDA 33071
                                 (954) 346-5775
--------------------------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          COMMON STOCK, $.01 PAR VALUE
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      NONE
--------------------------------------------------------------------------------
       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)   [X]              Rule 12h-3(b)(1)(ii)   [ ]
           Rule 12g-4(a)(1)(ii)  [ ]              Rule 12h-3(b)(2)(i)    [ ]
           Rule 12g-4(a)(2)(i)   [ ]              Rule 12h-3(b)(2)(ii)   [ ]
           Rule 12g-4(a)(2)(ii)  [ ]              Rule 15d-6             [ ]
           Rule 12h-3(b)(1)(i)   [X]

         Approximate number of holders of record as of the certification or notice date:

                                  FEWER THAN 10
--------------------------------------------------------------------------------

                                    SIGNATURE



         Pursuant to the requirements of the Securities Exchange Act of 1934, Substance Abuse Technologies, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



                                           SUBSTANCE ABUSE TECHNOLOGIES, INC.



Date:  July 6, 1998                        By: /s/ David L. Dorff
                                              ---------------------------------
                                              David L. Dorff, President













                                       2